Exhibit 99.3

2004 Results and 2005 Outlook

Jefferson F. Allen Chief Executive Officer

Henry M. Kuchta

President and Chief Operating Officer

Joseph D. Watson Chief Financial Officer

Safe Harbor Statement

Statements contained in this presentation that state the company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in its forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Premcor 2004 Highlights

Great market for high-conversion pure-play refiners

Four quarters of profitable, environmentally safe and reliable operations

Successful acquisition and integration of the Delaware City refinery

Dramatic improvement to balance sheet via common equity offering and four quarters of strong earnings and cash flows

Improved liquidity via operating cash flows, expanded and less restrictive credit facility, and growing trade credit

Agreement with EnCana to study upgrade of the Lima refinery

Completion of relocation of St. Louis general office to Connecticut headquarters

Meaningful progression toward completion of Tier II gasoline investments

Increased public stock market float with sale of 10 million Blackstone shares

Institution of a quarterly dividend

2005 Industry Benchmarks

Location Benchmark

Port Arthur Gulf Coast 2/1/1

Maya/WTI Differential

Lima Chicago 3/2/1

Memphis Gulf Coast 2/1/1

Delaware City NYH RFG 3/2/1

Arab Medium/WTI Differential

2005 Estimated Expenses/Cost Structure

For the Year Ended

December 31, 2005

Depreciation & amortization $ 170MM

General & administrative expenses (excluding bonus expense) $ 100MM

Net interest expense $ 110MM

Effective tax rate 37%

Diluted shares outstanding 92MM

2005 Standalone Total Throughputs (kbpd)

Normalized 2005

Throughput Estimated

Run Rates Throughput

Port Arthur 245 215

Lima 150 150

Memphis 165 155

Delaware City 190 180

Total 750 700

Utilization 100% 93%

Note: Throughput includes intermediates and other feedstocks. Premcor runs its refineries on the principle of maximizing profit rather than crude throughput.

2005 Refinery Major Maintenance Turnarounds

Port Arthur refinery

Crude unit/Coker/Hydrocracker (January – approximately 30 – 35 days)

FCC/Alkylation (March – approximately 28 – 33 days)

Delaware City refinery

Coker/Hydrocracker/SRU (September – approximately 40—45 days)

Lima refinery

No major turnarounds scheduled for 2005

Memphis refinery

No major turnarounds scheduled for 2005

2005 Capital Expenditures

2005 Estimate

Sustaining / other 150 Refinery turnarounds 145 Tier II, Delaware City scrubbers and Port Arthur expansion 430

Total 2005 Estimate $725*

2005 expected to be peak spending year Will fund capital investments with cash on hand and available cash flows from operations

*Excludes capitalized interest

Low Sulfur Fuels Capital Expenditures

Tier II gasoline sulfur reduction

Port Arthur completed as of January 1, 2004

Memphis completed as of Q2 2004

Lima scheduled to be completed Q3 2005

Delaware City no further required investment, potential for additional return investment ULSD on-road diesel sulfur reduction

Port Arthur, Memphis and Lima scheduled to be completed Q2 2006

Delaware City no further required investment, potential for additional return investment

Estimate

2002 2003 2004 2005 2006 2007

Gasoline $ 53 $ 140 $ 122 $ 30 $- $- Diesel $ 4 $ 4 $ 114 $ 190 $ 123 $-